January ____, 1999



Board of Directors
Aztek Inc.
1575 Delucchi Lane, Suite #40
Reno, Nevada 89502

Board of Directors
Aztek Technologies Inc.
Suite #5 - 246 Lawrence Ave.
Kelowna, B.C. V1Y 6L3

     Re:  Certain Material Federal Income Tax Consequences Relating
          to the Acquisition of Aztek Technologies Inc.
          -------------------------------------------------------------

Ladies and Gentlemen:

     We are rendering this opinion to you at your request and in our capacity as special counsel to Aztek, Inc. (the "Company"), a Nevada corporation headquartered in Reno, Nevada in connection with the Merger Agreement dated as of July 2, 1998 (the "Agreement"), entered into between the Company and Aztek Technologies Inc. ("ATI"), a computer software company in British Columbia, Canada. Terms used herein, whether capitalized or not, shall have the meanings given to them in the Agreement. In the opinion of counsel, the following constitutes the material federal tax consequences of the Merger under U.S. law.

     ATI will be merged with and into the Company (the "Merger").   Each
issued and outstanding share of common stock of ATI, no par value ("ATI Common Stock"), shall automatically be converted into a number of shares of common stock of the Company, par value $.001 per share (the "Company Common Stock") according in a one-for-one exchange as specified in Section 5.3 of the Agreement.

     1. Each issued and outstanding share of ATI common stock shall be converted into an equal number of newly issued shares of the Company Common Stock.

     2. The Company will survive the Merger and will operate under its present name and title with its own board of directors for a period of at least _______ months thereafter.

     3. We are rendering this opinion at the request of the Boards of the Company and ATI. For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, including but not limited to the Merger Agreement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below.

     4. In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

     5. In rendering our opinions, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Agreement will be consummated strictly in accordance with the Merger Agreement.

     Based solely upon and subject to the foregoing, it is our opinion that, under presently applicable U.S. law:

               (i) provided the proposed merger of ATI with and into the Company qualifies under federal law, the Merger will qualify as a "reorganization" under Section 368(a) of the Code, and ATI and the Company will be parties to the reorganization;

               (ii) no gain or loss will be recognized by the Company or ATI by reason of the Merger;

               (iii) no gain or loss will be recognized by stockholders of ATI in the Merger to the extent they receive solely shares of the Company Common Stock in exchange for their shares of ATI Common Stock;

               (iv) when cash is received by a U.S. resident who is a dissenting stockholder of ATI, such cash will be treated as received by the dissenting stockholder as a distribution in redemption of the stockholder's ATI Common Stock subject to the provisions and limitations of Section 302 of the Code.

     Our opinion is limited to the U.S. federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other federal tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder, and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion subsequent to consummation of the Merger. Prior to that time, we undertake to update or supplement our opinion in the event of a material change in the federal income tax consequences set forth above and to file such revised opinion as an exhibit to the Agreement. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement on Form S-4 of which the Joint Proxy Statement-Prospectus is a part and the reference to our firm in the Joint Proxy Statement-Prospectus under the headings "Summary--Federal Income Tax Consequences of the Transaction.

Very truly yours,

LAW FIRM OF LARSON-JACKSON, P.C.

By:_________________________________________
Steve Larson-Jackson